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EXHIBIT 5.0

RICHARD T. CLAMPITT RCLAMPITT@GORDONREES.COM	[GORDON & REES LLP LOGO]
ATTORNEYS AT LAW SYMPHONY TOWERS 750 B STREET, SUITE 1800 SAN DIEGO, CA 92101 PHONE: (619) 232-1800 FAX: (619) 238-0087 WWW.GORDONREES.COM

June 29, 2001

WD-40 Company
1061 Cudahy Place
San Diego, California 92110

Gentlemen:

    You have requested our opinion as counsel for WD-40 Company, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, of 1,500,000 shares of its $.001 par value common stock to be issued pursuant to the Third Amendment and Restatement, WD-40 Company 1990 Incentive Stock Option Plan.

    We have examined the Company's Registration Statement on Form S-8 with the Securities and Exchange Commission ("Registration Statement"). We further have examined the Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware, the By-Laws and the minute books of the Company, the form of stock certificate and such other documents as we deemed pertinent as a basis for the opinion hereinafter expressed.

    Based on the foregoing, it is our opinion that all of the shares of common stock, when sold and issued in accordance with the Section 10(a) prospectus and the Option Agreements entered into pursuant to the Incentive Stock Option Plan, will be legally and validly issued and outstanding, fully paid and nonassessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement.

GORDON & REES LLP
/s/ Richard T. Clampitt
Richard T. Clampitt

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  EXHIBIT 5.0